CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated April 13, 2017 relating to the financial statements of Momentous Entertainment Group, Inc, and to the reference to us under the heading “Interest of Named Experts” in such Prospectus.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas

October 17, 2017